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                                                                     EX-4.2

Scotiabank
The Bank of Nova Scotia


International Banking Division
Derivative Products
44 King Street West, 14th Floor,
Toronto, Ontario, Canada M5H 1H1

DATE:              May 28, 1997

TELECOPY NO:       (901) 762-8998

NAME OF COMPANY:   HARRAH'S OPERATING COMPANY INC.

RE:                USD 100MM Interest Rate Swap Transaction
                   Unwind dated May 28, 1997
                   Our Ref: S08781 (Previously SW3372)

ATTENTION:         Katie Weien

FROM:              Kathryn J. Iozzo - Swap Documentation Officer
                   DERIVATIVE PRODUCTS
                   (416) 866-5415            FAX# 866-6865/4975

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Notice of Confidentiality
This message is intended only for the use of the individual or entity to which it is addressed and may contain information that is privileged, confidential and exempt from disclosure. If you are not the intended recipient or the employee responsible for delivering the message to the intended recipient, you are notified that any dissemination, distribution or copying of this communication is strictly prohibited. If you have received this communication in error, kindly notify us immediately by telephone (collect if necessary), and return the original message to us by mail or alternatively destroy this message.

Thank you
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TOTAL NUMBER OF PAGES INCLUDING THIS COVERING PAGE:  1
COMMENTS:

         This transaction was effected through Scotia Capital Markets (USA) Inc., a U.S. Broker-dealer subsidiary of The Bank of Nova Scotia (BNS), who acted as agent in the transaction.


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This is to confirm  that THE BANK OF NOVA  SCOTIA,  (the "Bank") did on or about the October 22, 1992 enter into a Swap Transaction having a Notional Principal Amount of USD 100,000,000.00 with HARRAH'S OPERATING COMPANY INC. whereby HARRAH'S OPERATING COMPANY INC. would make Floating Payments to THE BANK OF NOVA SCOTIA, in exchange for a series of Fixed Payments from THE BANK OF NOVA SCOTIA.

It is now the intention of both parties hereto to settle their respective obligations under the Swap Transaction and to terminate the Swap Transaction (Ref: S08781 - Previously SW3372) and to that end, it is agreed that in consideration of a payment of USD 25,150.00 for value May 29, 1997 from THE BANK OF NOVA SCOTIA to HARRAH'S OPERATING COMPANY INC., each party does hereby discharge and release the other party from all of its obligations under the Swap Transaction (Ref: S08781 - Previously SW3372). The Swap Transaction (Ref. S08781
- Previously SW3372) shall be considered to be terminated as of May 28, 1997.

We request that HARRAH'S OPERATING COMPANY INC. confirm their agreement to the foregoing by return fax or telex. Please send your confirmation to the attention of Kathryn J. Iozzo - Swap Documentation Officer, Derivative Products, Fax No: (416) 866-6865/4975,

Regards,

/s/Kathryn J. Iozzo
Kathryn J. Iozzo
Senior Assistant Manager           HARRAH'S OPERATING COMPANY INC.


                                   By:      /s/Charles L. Atwood
/s/Ben Dunne                                -----------------------
Ben Dunne                          Name:
Senior Manager                     Title:
Derivative Products















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